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Pricing Supplement Dated January 26, 1999      Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and   File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date:January 26, 1999    Original Issue Date: February 10, 1999
Principal Amount: $25,000,000  Net Proceeds to Issuer: $24,422,500
Issue Price: 97.69%            Agent's Capacity:
Selling Agent's                x Principal Basis      Agency Basis
Commission/Discount: 2.31%
Interest Rate: 6.10% per annum      Interest Payment Dates:
Maturity Date: February 10, 2014    Monthly,on the 10th,
                                    Commencing March 10, 1999.

Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
         X The Notes may be redeemed prior to maturity on February 10, 2003 and semi-annually thereafter on 30 calendar days notice.

      Initial Redemption Date: February 10, 2003

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

         X        The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:  N/A

      Optional Repayment Price:  N/A

Discount Note:    Yes     x     No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch & Co. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,422,500.

                              Merrill Lynch & Co.